FOR IMMEDIATE RELEASE
Health Fitness Announces Fourth Quarter and Year End 2006 Financial Results
Fourth Quarter 2006 Highlights
   — Total revenue increased 19.3% —
   — Health management revenue expanded 68.4% —
   — Gross profit margin increased 290 basis points to 26.8% —
Year-end 2006 Highlights
   — Total revenue increased 15.7% —
   — Health management revenue grew 48.9% —
   — Gross profit margin increased 260 basis points to 27.7% —
Minneapolis, MN (March 5, 2007) — Health Fitness Corporation (OTC BB: HFIT), a leading employee health improvement company, today announced financial results for the fourth quarter and year ended December 31, 2006.
For the quarter ended December 31, 2006, revenue increased 19.3% to $17.1 million, from $14.3 million for the same period last year. Gross profit during the quarter increased 33.9% to $4.6 million, from $3.4 million for the same period last year. Operating income decreased 7.0% to $0.61 million, from $0.65 million for the same period last year, primarily due to operational investments and non-cash, stock-based compensation expense. Net earnings applicable to common shareholders increased to $0.46 million, from a net loss applicable to common shareholders of $0.43 million for the same period last year. Net earnings per diluted share increased to $0.02, from a net loss per diluted share of $0.03 for the same period last year.
For the year ended December 31, 2006, revenue increased 15.7% to $63.6 million, from $54.9 million for the prior year. Gross profit increased 27.6% to $17.6 million, from $13.8 million for the prior year. Operating income increased 4.6% to $3.7 million, from $3.5 million for the prior year. Net earnings applicable to common shareholders, which includes a $0.8 million non-cash gain related to a change in fair value of warrants, increased 143.1% to $2.9 million, from $1.2 million for the prior year. Net earnings per diluted share was $0.11 on 19.7 million weighted average common shares outstanding, compared to $0.08 for the prior year on 16.9 million weighted average common shares outstanding. The increase in weighted average common shares outstanding is attributed to an additional 2.9 million shares issued in connection with the Company’s PIPE financing in November 2005, and 847,281 shares issued in connection with the Company’s acquisition of HealthCalc.Net, Inc. in December 2005.
“The fourth quarter of 2006 marked another quarter of solid sales growth and improving profitability, led by the performance of our health management business,” commented Gregg Lehman, Ph.D., President and Chief Executive Officer. “These results are reflective of the success we have experienced in assembling a competitive portfolio of health management products and services, including a robust eHealth platform, telephonic and web-based health coaching and biometric screening services.”
“2006 was a very important year for Health Fitness as we focused on enhancing our service capability to better help self-insured employers address the rising cost of employee healthcare. The successful integration of our HealthCalc acquisition was instrumental in establishing a solid technology foundation for our health management business. During the fourth quarter, we began to invest additional resources into the development of our proprietary web-based and telephonic health coaching programs. We also strengthened our account services and service delivery infrastructure to improve our ability to implement these new programs, and drive employee participation and health improvement.”
Dr. Lehman concluded, “Looking at 2007, we will continue to make prudent, strategic investments in our health management business. Specifically, we will continue to invest in people, systems and infrastructure to enhance our ability to scale, gain greater cost efficiencies and provide a broader base of services. In future quarters, when these anticipated investments are made, our operating margins may be lower than current levels, but we believe these investments will better position us for long-term, sustainable revenue and margin growth. One of our most important growth strategies for 2007 is to introduce our full suite of health improvement services to our fitness management customers, who have been the foundation of our company for years. Our fitness management associates, one of the largest collections of health and wellness professionals in our industry, are completely dedicated to fulfilling our mission of improving health. We believe that our past efforts, and those we expect in the future, will position Health Fitness as a leading provider of employee health improvement services. We are very excited about our ability to compete for new opportunities during 2007.”
Financial Highlights for the Fourth Quarter of 2006
•	Health management revenue grew 68.4% to $6.4 million, from $3.8 million for the same period last year. Of this $2.6 million in revenue growth, HealthCalc contributed approximately $0.4 million, or 14.6%. The remaining $2.2 million is primarily attributed to new 2006 contracts and incremental business from existing contracts. Compared to revenue of $5.7 million for the third quarter of 2006, health management revenue grew 13.2%.

•	Fitness management revenue grew 1.4% to $10.7 million, from $10.5 million for the same period last year. Compared to revenue of $10.7 million for the third quarter of 2006, fitness management revenue remained flat.

•	As a result of the growth in our health management business area, our total revenue of $17.1 million for the fourth quarter represents a 4.6% increase over total revenue of $16.3 million for our third quarter ended September 30, 2006.

•	During the quarter, we added four new contracts in our health management business area, which may realize incremental annualized revenue of approximately $0.8 million. In our fitness management business area, we won five new contracts, which may realize incremental annualized revenue of approximately $0.6 million. The combined total for this potential annualized revenue is offset by a potential annualized revenue loss of $0.9 million from contract cancellations during the quarter.

•	For the fourth quarter, gross profit as a percent of revenue increased to 26.8%, from 23.9% for the same period last year. The increase was primarily driven by the increase in health management revenue.

•	Operating expenses as a percent of revenue increased to 23.3%, from 19.4% for the same period last year. This increase is primarily due to an increase in our salaries expense, which is attributed to past and current strategic investments in additional staff to execute our health management business plan, our acquisition of HealthCalc in December 2005 and stock option compensation expense. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

•	Operating margin for the fourth quarter was 3.5%, down from 4.5% for the prior year period. This decrease is due to operational investments we have made to support our future growth expectations and non-cash, stock-based compensation expense. Excluding stock option compensation expense of approximately $0.1 million, operating margin was 3.9% for the three months ended December 31, 2006.
Financial Highlights for Year Ended December 31, 2006 Compared to the Prior Year Ended December 31, 2005.
•	Health management revenue grew 48.9% to $21.3 million, from $14.3 million. Of this $7.0 million in revenue growth, $1.9 million, or 26.7%, is attributed to HealthCalc. The remaining $5.1 million is primarily attributed to new 2006 contracts and incremental business from existing contracts.

•	Fitness management revenue grew 4.0% to $42.2 million, from $40.6 million. The growth we’ve experienced in our fitness management business area is primarily attributed to new contracts and lower contract attrition compared to 2005.

•	During 2006, we added a total of $8.2 million of potential annualized revenue from new contracts, and increases to existing contracts, in our health management business area. We also added a total of $3.8 million of potential annualized revenue from new contracts, and increases to existing contracts, in our fitness management business area. The combined total for this potential annualized revenue is offset by a potential annualized revenue loss of $2.1 million from 2006 contract cancellations.

•	Gross profit as a percent of revenue increased to 27.7%, from 25.1% for the same period last year. This increase is predominantly driven by the increase in health management revenue discussed above. Gross profit for the year ended December 31, 2006 and 2005 includes a $313,000 and $225,000 benefit, respectively, related to a refund of workers compensation premiums for our 2005 and 2004 plan years. Excluding the effect of these premium refunds, gross profit as a percent of revenue would be 27.2% and 24.7% for the years ended December 31, 2006 and 2005, respectively.

•	Operating expenses as a percent of revenue increased to 21.9%, from 18.8% for the same period last year. This increase is primarily due to an increase in salaries expense, which is attributed to past and current strategic investments in additional staff to execute our health management business plan, our acquisition of HealthCalc in December 2005 and stock option compensation expense. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

•	Operating margin for the period was 5.8%, a decrease from 6.4% for the same period last year. This decrease is due to operational investments we have made to support our future growth expectations and non-cash, stock-based compensation expense. Excluding stock option compensation expense of $0.4 million, operating margin was 6.4% for the year ended December 31, 2006.
•	We ended the year with approximately $1.0 million of cash, working capital of $5.8 million, an increase of $0.9 million since December 31, 2005, no long term debt and stockholders’ equity of $23.8 million, a $13.3 million increase since December 31, 2005. We believe our solid balance sheet, in addition to our existing credit facility, will enable us to finance our expected 2007 operational investments without having to raise additional capital.
At December 31, 2006, we have recorded a liability of $1,475,000 in favor of the former shareholders of HealthCalc. In accordance with the Stock Purchase Agreement executed in this transaction, we agreed to pay the shareholders of HealthCalc a contingent earnout payment based upon the achievement of specific 2006 revenue objectives. We believe this additional payment confirms our decision to purchase HealthCalc, because the technology assets we bought enabled us to achieve higher revenue growth in our health management business area than we otherwise would have achieved.
Conference Call
Health Fitness Corporation will host a conference call today, March 5, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Participating in the call will be Dr. Gregg Lehman, President and Chief Executive Officer, and Wes Winnekins, Chief Financial Officer. To listen to the call from the U.S. dial 1-800-811-8824; internationally, dial 1-913-981-4903. The call will also be broadcast live over the Internet, which is accessible through the Investor Relations section of the Company’s website at www.hfit.com, where the call will be archived for 30 days.
About the Company
Health Fitness Corporation is a leading provider of employee health improvement services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, those relating to management’s belief that its past efforts, and those expected in the future, and its anticipated operational investments, will position the Company as a leading provider of employee health improvement services, and that one of the Company’s most important growth strategies in 2007 will involve selling health improvement services to its fitness management customers , are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost contracts is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business areas. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we generated in 2006, or expect to generate in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and contract duration, in addition to other revenue we may lose in the future due to contract termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations, our inability to successfully cross-sell health management services to our fitness management clients, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2005 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables follow...

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	Unaudited	Unaudited
REVENUE	$17,095,769	$14,334,211	$63,578,540	$54,942,205

COSTS OF REVENUE	12,508,307	10,908,269	45,947,956	41,125,031

GROSS PROFIT	4,587,462	3,425,942	17,630,584	13,817,174

OPERATING EXPENSES
Salaries	2,357,232	1,525,300	8,544,885	5,769,082
Other selling, general and administrative	1,569,254	1,087,392	5,040,709	3,712,429
Amortization of acquired intangible assets	55,560	162,179	368,618	821,611

Total operating expenses	3,982,046	2,774,871	13,954,212	10,303,122

OPERATING INCOME	605,416	651,071	3,676,372	3,514,052

OTHER INCOME (EXPENSE)
Interest expense	(1,681)	(1,752)	(7,512)	(25,965)
Change in fair value of warrants	—	(634,435)	841,215	(634,435)
Other, net	2,114	14,979	9,646	10,585

EARNINGS BEFORE INCOME TAXES	605,849	29,863	4,519,721	2,864,237

INCOME TAX EXPENSE	142,300	385,196	1,495,184	1,518,946

NET EARNINGS	463,549	(355,333)	3,024,537	1,345,291

Dividend to preferred shareholders	—	72,871	96,410	140,890

NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	$463,549	$(428,204)	$2,928,127	$1,204,401

NET EARNINGS PER SHARE:
Basic	$0.02	$(0.03)	$0.16	$0.09
Diluted	$0.02	$(0.03)	$0.11	$0.08

WEIGHTED AVERAGE COMMON SHARES:
Basic	19,085,789	13,008,291	18,023,298	12,780,724
Diluted	19,823,346	13,008,291	19,736,785	16,929,636

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash	$987,465	$1,471,505
Trade and other accounts receivable, less allowances of $180,000 and $200,700	12,404,856	8,839,046
Prepaid expenses and other	701,889	509,273
Deferred tax assets	217,476	337,800

Total current assets	14,311,686	11,157,624

PROPERTY AND EQUIPMENT, net	767,675	347,820

OTHER ASSETS
Goodwill	14,509,469	12,919,689
Software, less accumulated amortization of $370,200 and $0	1,658,575	1,762,000
Customer contracts, less accumulated amortization of $1,815,000 and $1,626,100	—	188,889
Trademark, less accumulated amortization of $246,300 and $147,000	246,809	346,057
Other intangible assets, less accumulated amortization of $166,500 and $88,000	362,528	441,086
Deferred tax assets	437,010	374,500
Other	24,597	47,105

	$32,318,349	$27,584,770

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,811,939	$687,125
Accrued salaries, wages, and payroll taxes	3,249,424	2,693,927
Accrued acquisition earnout	1,475,000	—
Other accrued liabilities	120,044	763,115
Accrued self funded insurance	201,053	250,000
Deferred revenue	1,663,121	1,868,446

Total current liabilities	8,520,581	6,262,613

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

WARRANT OBLIGATION	—	2,210,889

PREFERRED STOCK, $0.01 par value, 10,000,000 shares authorized, 0 and 1,000 shares issued and outstanding	—	8,623,546

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 19,220,217 and 13,787,349 shares issued and outstanding	192,202	137,874
Additional paid-in capital	25,989,447	15,625,425
Accumulated comprehensive income	(35,186)	1,245
Accumulated deficit	(2,348,695)	(5,276,822)

	23,797,768	10,487,722

	$32,318,349	$27,584,770

CONTACTS:
Wes Winnekins, CFO Health Fitness Corporation (952) 897-5275	John Mills Integrated Corporate Relations (310) 954-1105